Exhibit 10.58

December 23, 2008

Kimberly A. Perez

Home address

Tampa, FL  zip

Dear Kim:

We are pleased that you have accepted the position of Vice President and Chief Financial Officer of Walter Investment Management Corporation, the surviving entity following the merger of JWH Holding Company, LLC (“JWHHC”) with Hanover Capital Mortgage Holdings, Inc. (“HCM”) pursuant to the Agreement and Plan of Merger entered into between JWHHC and HCM (the “Company”). While employed, you agree to devote your full time and efforts to advancing the Company’s interests.

The purpose of this letter is to confirm your acceptance of the terms of your employment, effective January 1, 2009, as follows:

1.                                      As Vice President and Chief Financial Officer, you shall report to and serve at the direction of the President and Chief Operating Officer of the Company or to such other person as may be designated from time to time. In your capacity as Vice President and Chief Financial Officer, you will be responsible for corporate accounting, preparation of financial statements for the Board of Directors, filings with the SEC, establishment of accounting policies and procedures for the Company, timely and reliable financial reporting, and supervision of the accounting, finance, tax, treasury and investor relations staff.

2.                                      Your compensation package will be as follows:

(a)                                 Base Salary

$211,010 per year, effective January 1, 2009, which will be subject to review and adjustment by the Compensation Committee of the Board of Directors of the Company and paid in accordance with the payroll practices of the Company, as they may change from time to time.

On the effective date of the merger of JWH Holding Company, LLC (“JWHHC”) with Hanover Capital Mortgage Holdings, Inc. (“HCM”), your base salary will be increased to $236,010.

(b)                                Bonus

Your annual target bonus will be 60% of your base salary, or $126,606 at your base pay as of 1/1/09, and $141,606 on the effective date of the merger. The amount of your bonus will fluctuate based upon actual performance under the Company’s bonus plan as in effect from time to time. Participation in the bonus pool is dependent upon the achievement of the Company’s annual financial and other goals, as well as the accomplishment of individual objectives mutually agreed upon in writing each year. To receive a bonus, you must be employed at the time the bonus is paid.

(c)                                 Benefits

•                 You will be entitled to receive from the Company prompt reimbursement for all reasonable out-of-pocket business expenses incurred by you in the performance of your duties hereunder, in accordance with the most favorable policies, practices and procedures of the Company relating to reimbursement of business expenses incurred by Company directors, officers or employees in effect at any time during the 12 month period preceding the date you incur the expenses; provided, however, that any such expense reimbursement will be made no later than the last day of the calendar year following the calendar year in which you incur the expense, will not affect the expenses eligible for reimbursement in any other calendar year, and cannot be liquidated or exchanged for any other benefit.

•                 Participation in the Company’s group life and health insurance benefit programs generally applicable to executives in the location in which you are primarily based, and in accordance with their terms, as they may change from time to time.

•                 Participation in the Company’s retirement plan, generally applicable to salaried employees in the location in which you are primarily based, as it may change from time to time and in accordance with its terms.  Your eligibility to participate will be consistent with the requirements of ERISA.

•                 Participation in the Company’s long-term incentive plan as it applies to other executives and subject to terms of the Company’s Long-Term Incentive Plan.

•                 Four (4) weeks of annual vacation to be used each year, without carryover of unused vacation days, and in accordance with the Company’s vacation policy, as it may change from time to time.

•                 You will receive a monthly auto allowance of $1,000, subject to the usual withholding taxes.

3.                                      It is agreed and understood that your employment with the Company is to be at will, and either you or the Company may terminate the employment relationship at any time for any reason, with or without cause, and with or without notice to the other; nothing herein or elsewhere constitutes or shall be construed as a commitment to employ you for any period of time.

4.                                      You agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by you during the period of your employment with the Company, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company, which result from or are suggested by any work you may do for the Company, or which result from use of the Company’s premises or the Company’s or its customers’ property (collectively, the “Developments”) shall be the sole and exclusive property of the Company.  You hereby assign to the Company your entire right and interest in any such Developments, and will hereafter execute any documents in connection therewith that the Company may reasonably request.

5.                                      As an inducement to the Company to make this offer to you, you represent and warrant that you are not a party to any agreement or obligation for personal services, and there exists no impediment or restraint, contractual or otherwise on your power, right or ability to accept this offer and to perform the duties and obligations specified herein.

6.                                      In the event of your Involuntary Termination (as defined below), other than for “Cause” (also defined below), in the event of your Constructive Termination (also defined below), other than as a result of death or disability, you will be entitled to the following severance benefits, in accordance with all government regulations, e.g. IRC 409A:

•                 12 months of base salary continuation and target bonus, including your vehicle allowance

•                 Continued participation in benefits, to the extent the plans allow, until the earlier of the 12-month anniversary of the termination date or until you are eligible to receive comparable benefits from subsequent employment.  The COBRA election period will not commence until the expiration of that 12-month period. If continued participation in any benefit plan will result in taxable reimbursement payments to you, the payment will be provided only if the filing of the claim for payment and completion of the reimbursement payment can reasonably be completed by the end of the calendar year following the year in which the expense is incurred.

“Involuntary Termination” shall mean your termination from employment due to the independent exercise of unilateral authority by Company to terminate your services, other than due to your implicit or explicit request, where you are willing and able to continue performing services. The determination of whether a termination of employment is involuntary is based on all the facts and circumstances. Any reference in this Agreement to “termination of employment” shall mean “separation from service” within the meaning of Treas. Reg. 1.409A-1(h).

“Cause” shall mean: (a) a willful and continued material failure to act in accordance with the reasonable instructions of the President and Chief Operating Officer, (b) conviction of a felony arising from any act of fraud, embezzlement or willful dishonesty in relation to the business or affairs of the Company or any other felonious conduct on your part that is demonstrably detrimental to the best interests of the Company or any subsidiary or affiliate, (c) being repeatedly under the influence of illegal drugs or alcohol while performing your duties, or (d) commission of any other willful act that is demonstrably injurious to the financial condition or business reputation of the Company or any subsidiary or affiliate. However, no act or failure to act on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

“Constructive Termination” shall mean, without your written consent: (a) a material failure of the Company to comply with the provisions of this agreement, (b) a material diminution of your position (including status, offices, title and reporting relationships), duties or responsibilities, (c) any purported termination of your employment other than for Cause, or (d) forced relocation of your primary job location more than 50 miles from the Company’s Tampa, Florida location.

For purposes of this Agreement, a significant diminution in pay or responsibility shall not have occurred if: (i) the amount of your bonus fluctuates due to performance considerations under the Company’s executive incentive plan or other Company incentive plan applicable to you and in effect from time to time, or (ii) you are transferred to a position of comparable responsibility and compensation within the Company.

To be entitled to severance benefits under this paragraph you must terminate employment from the Company.  For this purpose, your termination of employment must be considered a “separation from service” within the meaning of Code §409A(a)(2)(A)(i) and any guidance or regulations issued thereunder.

To be entitled to severance benefits on the basis of Constructive Termination the event causing Constructive Termination must not be implemented for the purpose of avoiding the restrictions of the Code Section 409A restrictions and you must terminate employment from the Company within one year following the initial existence of the Constructive Termination event.  In addition, your termination of employment may not occur before you have given the Company notice of the existence of the Constructive Termination event and a period of at least 30 days to remedy the situation. Your notice to the Company must occur within the 90 day period following the initial existence of the Constructive Termination event.

Payments of severance pay made pursuant to this paragraph shall be paid to you at the Company’s normal payroll dates as if you were still employed by the Company.  The Company will not accelerate or delay payment of such amounts to an earlier or later date except to the extent such change in payment date is permissible under Section 409A of the Code.

Non-Compete. It is understood and agreed that you will have substantial relationships with specific businesses and personnel, prospective and existing, vendors, contractors, customers, and employees of the Company that result in the creation of customer goodwill.

Therefore, following the termination of employment under this Agreement for any reason and continuing for a period of twelve (12) months from the date of such termination, so long as the Company or any affiliate, successor or assigns thereof is in the real estate investment trust/mortgage servicing business/insurance agency or like business within the Restricted Area (defined as the real estate investment trust/mortgage industries in which the Company competes at the time of your separation), unless the Board of Directors approves an exception. You shall not, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

a.              Call upon, solicit, write, direct, divert, influence, or accept business (either directly or indirectly) with respect to any account or customer or prospective customer of the Company or any corporation controlling, controlled by, under common control with, or otherwise related to the Company, including but not limited to Walter Investment Management Corporation, Hanover Capital Mortgage Holdings, Inc., Walter Mortgage Company, or any other affiliated companies; or

b.             Hire away any independent contractors or personnel of the Company and/or entice any such persons to leave the employ of the Company or its affiliated entities without the prior written consent of the Company

8.                                      Non-Disparagement.  Following the termination of employment under this Agreement for any reason and continuing for so long as the Company or any affiliate, successor or assigns thereof carries on the name or like business within the Restricted Area, you shall not, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

a.              Make any statements or announcements or permit anyone to make any public statements or announcements concerning Employee’s termination with the Company, or

b.             Make any statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of the Company or its affiliated entities.

9.                                      You acknowledge and agree that you will respect and safeguard the Company’s property, trade secrets and confidential information. You acknowledge that the Company’s electronic communication systems (such as email and voicemail) are maintained to assist in the conduct of the Company’s business and that such systems and data exchanged or stored thereon are Company property.  In the event that you leave the employ of the Company, you will not disclose any Company trade secrets or confidential information you acquired while an employee of the Company to any other person or entity, including without limitation, a subsequent employer, or use such information in any manner.

10.                                If any of the Company’s financial statements are required to be restated due to errors, omissions, fraud, or misconduct, the Board of Directors may, in its sole discretion but acting in good faith, direct that the Company recover all or a portion of any past or future compensation from any Participant with respect to any fiscal year of the Company for which the financial results are negatively affected by such restatement. For purposes of this paragraph, errors, omissions, fraud, or misconduct may include and is not limited to circumstances where the Company has been required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, as enforced by the SEC, and the Board of Directors has determined in its sole discretion that a participant had knowledge of the material noncompliance or the circumstances that gave rise to such noncompliance and failed to take reasonable steps to bring it to the attention of the appropriate individuals within the company, or the participant personally and knowingly engaged in practices which materially contributed to the circumstances that enabled a material noncompliance to occur.

11.                                In the event that any portion of any payment under this agreement, or under any other agreement with, or plan of the Company (in the aggregate, Total Payments) would constitute an “excess parachute payment,” such that a golden parachute excise tax is due, the Company shall provide to you, in cash, an additional payment in an amount sufficient to cover the full cost of any excise tax and all of your additional federal, state, and local income, excise, and employment taxes that arise on this additional payment (cumulatively, the Full Gross-Up Payment), such that you are in the same after-tax position as if you had not been subject to the excise tax. For this purpose, you shall be deemed to be in the highest marginal rate of federal, state, and local income taxes in the state and locality of your residence on the date of your termination. For purposes of this agreement, the term “excess parachute payment” shall have the meaning assigned to such term in Section 280G of the Internal Revenue Code, as amended (the Code), and the term “excise tax” shall mean the tax imposed on such excess parachute payment pursuant to Sections 280G and 4999 of the Code.  Any Full Gross-Up Payment made under this paragraph will be made by December 31 of the year next following the calendar year in which you pay the taxes to the applicable taxing authority.

12.                                Tax Compliance Delay in Payment.  If the Company reasonably determines that any payment or benefit due under this Agreement, or any other amount that may become due to you after termination of employment, is subject to Section 409A of the Code, and also determines that you are a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, upon your termination of employment for any reason other than death (whether by resignation or otherwise), no amount may be paid to you or on your behalf earlier than six months after the date of your termination of employment (or, if earlier, your death) if such payment would violate the provisions of Section 409A of the Code and the regulations issued thereunder, and payment shall be made, or commence to be made, as the case may be, on the date that is six months and one day after your termination of employment (or, if earlier, one day after your death).  For this purpose, you will be considered a “specified employee” if you are employed by an employer that has its stock publicly traded on an established securities market or certain related entities have their stock traded on an established securities market and you are a “key employee”, with the exact meaning of “specified employee”, “key employee” and “publicly traded” defined in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder.  Notwithstanding the above, the Company hereby retains discretion to make determinations regarding the identification of “specified employees” and to take any necessary corporate action in connection with such determination.

13.                                You acknowledge and agree that you have read this letter agreement carefully, have been advised by the Company to consult with an attorney regarding its contents, and that you fully understand the same.

14.                                It is agreed and understood that this acceptance letter shall constitute our entire agreement with respect to the subject matter hereof and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your employment with the Company. This letter agreement will be interpreted under and in accordance with the laws of the State of Florida without regard to conflicts of laws.

15.                                You and the Company intend that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  In the event that any provision of this Agreement is determined by you or the Company to not comply with Code Section 409A, the Company shall fully cooperate with you to reform the Agreement to correct such noncompliance to the extent permitted under any guidance, procedure, or other method promulgated by the Internal Revenue Service now or in the future that provides for such correction as a means to avoid or mitigate any taxes, interest, or penalties that would otherwise be incurred by you on account of such non-compliance.

Kim, we are delighted that you have accepted this opportunity. If the terms contained within this letter are acceptable, please sign one of the enclosed copies and return it to me in the envelope provided and retain one copy for your records.

Very truly yours,

JWH Holding Company, LLC

/s/ Charles E. Cauthen

By:	Charles E. Cauthen
Chief Financial Officer of JWH Holding Company, LLC and
President of Walter Mortgage Company

ACCEPTANCE

I have read the foregoing, have been advised to consult with counsel of my choice concerning the same, and I fully understand the same.  I approve and accept the terms set forth above as governing my employment relationship with the Company.

Signature:	/s/ Kimberly Perez	Date	12/30/08